EXHIBIT 31.1

CERTIFICATIONS

I, Geoffrey Allan, Chairman of the Board and Chief Executive Officer of Insmed Incorporated, certify that:

1. I have reviewed this Amendment No. 2 to the Annual Report on Form 10-K/A of Insmed Incorporated; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: September 22, 2004

/s/ Geoffrey Allan, Ph.D.
Geoffrey Allan, Ph.D.
Chairman of the Board and Chief
Executive Officer
(Principal Executive Officer)